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                                                                     EXHIBIT 5.1

                 [JENKENS & GILCHRIST LETTERHEAD APPEARS HERE]

 J. Rowland Cook
  (512) 499-3821


                                 March 23, 1996



Travis Boats & Motors, Inc.
13045 Research Blvd.
Austin, Texas 78750

     Re:  Travis Boats & Motors, Inc.
          Registration Statement on Form S-1

Ladies and Gentlemen:

     On May 7, 1996, Travis Boats & Motors, Inc., a Texas corporation (the "Company"), filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form S-1 (File No. 333-03283) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale by the Company and by certain Selling Stockholders of an aggregate of 1,750,000 shares of common stock, $.01 par value per share (the "Common Stock"), plus an additional 262,500 shares of Common Stock subject to the exercise of an over-allotment option to be granted by the Company (collectively, the "Shares"). We have acted as counsel to the Company and the Selling Stockholders in connection with the preparation and filing of the Registration Statement.

     In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, in each case as amended to date, (ii) copies of resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the shares to be sold by the Company and related matters,
(iii) the Registration Statement, and all exhibits thereto, and (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and of the Selling Stockholders and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.
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Travis Boats & Motors, Inc.
March 23, 1996
Page 2


     Based upon the foregoing examination, we are of the opinion that the Shares to be issued by the Company in the offering and to be sold by the Selling Stockholders, as described in the Registration Statement, have been duly and validly authorized for issuance and the Shares, when issued and delivered by the Company and by the Selling Stockholders, as applicable, in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement and in accordance with the Underwriting Agreement described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Respectfully submitted,

                                    JENKENS & GILCHRIST,
                                    A Professional Corporation



                                    By:  /s/ J. Rowland Cook
                                       ---------------------
                                         J. Rowland Cook
                                         Authorized Signatory